SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant []
Filed by a Party other than the Registrant [X]
Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [X]  Soliciting Material Under Rule 14a-12

                                ITEX CORPORATION
                (Name of Registrant as Specified In Its Charter)

            LAKEMONT CAPITAL, LTD. ON BEHALF OF THE COMMITTEE FOR THE
                        ADVANCEMENT OF STOCKHOLDER EQUITY
    (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1)and
    0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:_________________

        (5) Total fee paid:__________________________________________________


[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:__________________________________________

        (2) Form, Schedule or Registration Statement No.:____________________

        (3) Filing Party:____________________________________________________

        (4) Date Filed:_____________________________________________________

FOR IMMEDIATE RELEASE                   CONTACT: Steven White
Tuesday, December 10, 2002              CASE "Committee for the Advancement of
                                        Stockholder Equity"
                                        (425) 747-6434


               Committee for the Advancement of Stockholder Equity
                             FILES PROXY TO REPLACE
                 OUTSIDE BOARD OF DIRECTORS OF ITEX CORPORATION

                      BOARD REFUSES REQUEST FOR DISCLOSURE


     Seattle, Washington, December 10, 2002 -- The Committee for the Advancement of Stockholder Equity ("CASE") announced today it has filed a Preliminary Proxy Statement with the SEC in order to solicit proxies to elect a slate of four nominees to the board of directors of ITEX Corporation (OTC Bulletin Board:ITEX.OB) at ITEX's Annual Meeting of Stockholders, scheduled for January 28, 2003.

     The preliminary proxy statement describes CASE's plans to correct what it believes to be unwarranted and excessive compensation paid to the outside directors of ITEX and CASE's plans to redirect ITEX's financial resources in an effort to increase stockholder value.

     During the period from April 4, 2001 to the Annual Meeting, the outside directors of ITEX will have received cash and trade dollars in an aggregate amount which CASE estimates to be nearly $450,000, in addition to 1,000,000 shares of stock and stock options. However, during fiscal 2002, ITEX had a net loss of almost $600,000. Case believes the outside directors of ITEX are paying themselves substantial compensation to the detriment of ITEX and its stockholders.

     On December 3, 2002, CASE delivered a letter to ITEX Corporation demanding certain stockholder information and further disclosure regarding board compensation. In response, ITEX supplemented its definitive proxy materials. However, ITEX omitted certain of the disclosures CASE requested, and has decided to hinder CASE's ability to communicate with ITEX stockholders by refusing to provide CASE a list of its stockholders. To the extent possible, the Board also has refused to allow CASE press releases to reach its stockholders via electronic media. CASE considers this withholding of information by the board as yet another example of the board placing its private interests ahead of those of stockholders.

     CASE urges all ITEX stockholders to read the CASE proxy statement when it is available because it will contain important information.

     Information Concerning Participants. The following is a list of the names and stockholdings, of persons who may be deemed to be "participants" in any solicitation that CASE may make in the future with respect to the shares of ITEX
Corporation: Lakemont Capital, Ltd., a Nevada corporation, whose principal shareholder is Steven White; together with the members of CASE which are Steven White, Eric Best, John Wade and Alan Zimmelman. Mr. White beneficially owns 250,000 shares of ITEX's outstanding common stock. Messrs. Best, Wade and Zimmelman presently do not individually own any common stock of ITEX Corporation

     Stockholders and investors may obtain a copy of the Schedule 14A, the proxy statement when it is available, and other relevant documents for free on the SEC's web site: HTTP://WWW.SEC.GOV or by fax or email by contacting Mr. White at
(425) 747-6434 or STEVEN@MORSEBEST.COM